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                                                                    Exhibit 10.6
[Logo]

                             CONTRACT OF EMPLOYMENT

BETWEEN

HERMES EUROPE RAILTEL B.V., Louizalaan 106, 1050 Brussels, represented by Jan LOEBER, Managing Director,

                                    hereafter referred to as "the employer',

AND Mr J.A. SHEARING, Mouflonlaan 18, 3090 Overijse,

                                    hereafter referred to as "the employee",

IS AGREED AND ACCEPTED WHICH FOLLOWS:


Article 1

Mr J.A. Shearing is appointed by the employer in the position of Director of Operations.

Article 2

This contract is concluded for an undetermined period, starting November 1st, 1995.

Article 3

The employee shall principally perform his duties at the employer's offices in Brussels or in the NW MGM Center (location still to be determined). When necessary, he can be assigned to other offices.

Article 4

The compensation and benefit - package of the employee is composed as follows:

a) salary

      The employee shall be paid an annual net base salary of BF 2.800.000 This net guaranteed salary is after tax and social security contributions and includes all obligatory allowances to be paid to the employee in accordance to Belgian laws and regulations.

b) bonus award

      Bonus: You will be assessed for award of a net discretionary bonus of up to 10 % of your net base salary. All bonuses will be paid within 30 days after receipt of final audited financial statements for Hermes in the applicable fiscal year. The first year the bonus will be pro-rata the months worked.
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      Deferred bonus: You will also have the opportunity to earn an additional deferred bonus of up to 10% of your base salary, beginning the calendar year 1996. This deferred bonus is accrued during 3 years at the rate of your annual actual bonus and payable after the 3rd year as described under pt. 2. You must be employed by HER as of 31st December 1998 to receive such deferred bonus. A new deferred bonus plan will be negotiated after the 2nd year deferred bonus is communicated.

d) insurance

      You will continue to be covered by the Belgian social security. You will be included in the company's hospitalization and pension plan which will be established. The pension plan at your level will allow a target-coverage of 80%.

e) expenses

      Representation expenses: You will receive a lump sum representation allowance of BF 13,000.-per month, if accepted by the Belgian tax administration.


f) Automobile

      You will be provided with the use of a leased automobile including reimbursement of all operating costs in accordance with the standard Belgian practice for Executive employees.

Article 5

      The weekly working time contains 38 hours and is divided over the first five days of the week.

Article 6

      The employee is obliged to notify the company immediately of any circumstances which may cause his absence from work. If the absence is the result of work incapacity, the employee shall submit a medical certificate to the company, at the latest 48 hours from the day of incapacity, indicating the estimated duration of the work incapacity.

Article 7

      During or after the termination of the employment contract, the employee shall restrain himself from communicating to third parties any confidential information or documents of the company and from unfair competition.
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Article 8

      The employee will devote all his working activity to the employer and he will not carry out any "professional activities" for himself or third parties without the prior approval of the employer.

Article 9

      In the event, the agreement is being terminated on the initiative of the employer, the notice period to be respected by the latter will be equal to 6 months.

Article 10

      The employee shall receive one mealcheck per effective working day. The face value per check will be BF 225, of which 45 BF is for his personal account and will be deducted per month.

      The employee will cooperate in full on any file needed by the company for tax or social security purposes.

Article 11

      This agreement is made and entered into and is to be governed by and construed in accordance with the laws of Belgium and more specifically the law of July 3rd, 1978 on Employment Contracts.

Made in two originals in Brussels on 26/09/95
Each party acknowledges to having received one copy.

/s/John A Shearing                          /s/ Jan Loeber

Mr John A SHEARING                          Mr. Jan LOEBER
The employee                                   Managing Director